Exhibit 99.1
Press Release
National Mentor Holdings, Inc. Announces Results for the Fourth
Quarter and Fiscal Year Ended September 30, 2009
BOSTON, Massachusetts, December 22, 2009 — National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2009.
Fourth Quarter Results
Revenue for the quarter ended September 30, 2009 was $250.3 million, an increase of $13.3 million, or 5.6%, over revenue for the quarter ended September 30, 2008. The increase in revenue was primarily related to organic growth of $5.4 million, including growth related to new programs that began operations during the last quarter of the fiscal year ended September 30, 2008 (“fiscal 2008”) and the fiscal year ended September 30, 2009 (“fiscal 2009”). In addition, revenue increased approximately $10.0 million as a result of acquisitions that closed during the last quarter of fiscal 2008 and fiscal 2009. Revenue growth was partially offset by a reduction in revenue of approximately $2.1 million from businesses we divested during the last quarter of fiscal 2008 and fiscal 2009.
Income from operations for the quarter ended September 30, 2009 was $9.3 million, an increase of $0.4 million as compared to income from operations for the quarter ended September 30, 2008. The operating margin remained constant at 3.7% for the quarter ended September 30, 2009 and 2008.
Net loss for the quarter ended September 30, 2009 was $1.4 million compared to net loss of $3.6 million for the quarter ended September 30, 2008.
Adjusted EBITDA(1) for the quarter ended September 30, 2009 was $24.9 million, an increase of $2.5 million, or 11.3%, as compared to Adjusted EBITDA for the quarter ended September 30, 2008. The increase in Adjusted EBITDA was the result of our on-going cost containment efforts, as well as the increase in revenue noted above. Adjusted EBITDA was negatively impacted by an increase in workers’ compensation insurance costs.

(1)
Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

Fiscal Year Results
Revenue for fiscal 2009 was $979.4 million, an increase of $38.0 million, or 4.0%, over revenue for fiscal 2008. The increase in revenue was primarily related to organic growth of $25.4 million, including growth related to new programs that began operations during fiscal 2008 and fiscal 2009. In addition, revenue increased approximately $22.0 million as a result of acquisitions that closed during fiscal 2008 and fiscal 2009. Revenue growth was partially offset by a reduction in revenue of approximately $9.4 million from businesses we divested in fiscal 2008 and 2009.
Income from operations for fiscal 2009 was $42.5 million, a decrease of $1.7 million as compared to income from operations for fiscal 2008. The operating margin was 4.3% for fiscal 2009, a decrease from 4.7% for fiscal 2008.
Net loss for fiscal 2009 was $5.5 million compared to net loss of $7.2 million for fiscal 2008.
Adjusted EBITDA(1) for fiscal 2009 was $102.9 million, an increase of $5.3 million, or 5.4%, as compared to Adjusted EBITDA for fiscal 2008. The increase in Adjusted EBITDA was the result of our on-going cost containment efforts, as well as the increase in revenue noted above. Adjusted EBITDA was negatively impacted by an increase in workers’ compensation insurance costs.
The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, January 8, 2010 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, January 15, 2010. Those wishing to participate in the January 8 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.
National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. The MENTOR Network provides services to clients in 35 states.

* * * * * * * * * * *
From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.
This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights
($ in thousands)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2009	2008	2009	2008
Statements of Operations:

Net revenues	$250,294	$237,026	$979,397	$941,371
Cost of revenues	193,045	181,569	745,576	714,980

Gross profit	57,249	55,457	233,821	226,391
General and administrative expenses	33,666	33,768	133,585	130,941
Depreciation and amortization	14,298	12,820	57,770	51,244

Income from operations	9,285	8,869	42,466	44,206
Management fee to related party (1)	(391)	(274)	(1,146)	(1,349)
Other income (expense), net	284	(628)	(788)	(873)
Interest income	21	102	193	684
Interest income from related party	480	—	1,202	—
Interest expense	(12,290)	(12,666)	(48,254)	(48,947)

Loss from continuing operations before income taxes	(2,611)	(4,597)	(6,327)	(6,279)
Benefit for income taxes	(921)	(1,501)	(2,051)	(250)

Loss from continuing operations	(1,690)	(3,096)	(4,276)	(6,029)
Income (loss) from discontinued operations, net of tax	245	(487)	(1,180)	(1,206)

Net loss	$(1,445)	$(3,583)	$(5,456)	$(7,235)

Additional financial data:

Adjusted EBITDA (2)	$24,947	$22,417	$102,867	$97,614

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2009	2008	2009	2008
Reconciliation from Net loss to Adjusted EBITDA:

Net loss	$(1,445)	$(3,583)	$(5,456)	$(7,235)

(Income) loss from discontinued operations, net of tax	(245)	487	1,180	1,206

Benefit for income taxes	(921)	(1,501)	(2,051)	(250)

Interest income	(21)	(102)	(193)	(684)

Interest income from related party	(480)	—	(1,202)	—

Interest expense	12,290	12,666	48,254	48,947

Depreciation and amortization	14,298	12,820	57,770	51,244

Management fee to related party (1)	391	274	1,146	1,349

Loss on disposal of property and equipment	128	395	905	874

Loss (gain) on disposal of assets	51	13	381	(52)

Stock-based compensation (3)	74	948	1,306	2,215

Predecessor company claims (4)	827	—	827	—

Adjusted EBITDA (2)	$24,947	$22,417	$102,867	$97,614

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	September 30, 2009	September 30, 2008
Balance Sheet Data:

Cash and cash equivalents	$23,650	$38,908
Working capital(5)	47,836	55,878
Total assets	995,610	1,016,433
Total debt (6)	509,976	513,920
Shareholder’s equity	223,728	237,128

	Fiscal Year Ended
	September 30, 2009	September 30, 2008
Other Financial Data:

Cash flows provided by (used in):
Operating activities	$58,954	$53,593
Investing activities	(62,310)	(39,024)
Financing activities	(11,902)	(5,034)

Purchases of property and equipment	27,398	26,105
Cash paid for acquisitions, net of cash received	33,638	14,895

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.

(2)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.

(3)	Represents non-cash stock-based compensation expense.

(4)	Represents insurance claims incurred by the Predecessor Company (prior to the acquisition by Vestar on June 29, 2006).

(5)	Working capital is calculated by subtracting current liabilities from current assets.

(6)	Total debt includes obligations under capital leases.
CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.
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